EXHIBIT 3.3

AMENDMENT NUMBER 1
TO THE
RESTATED BYLAWS
OF
PIONEER NATURAL RESOURCES COMPANY

     The last three sentences of Article 3.2 of the Bylaws of Pioneer Natural Resources Company (the “Corporation”) are hereby amended to read in their entirety as follows:

Upon reaching the age of 75 years, persons will become ineligible to serve as directors of the Corporation. Accordingly, the term of office of any person reaching that age while serving as a director of the Corporation shall immediately terminate and shall be filled as provided in Section 3.5. In addition, any person who has reached the age of 75 years (or would reach that age during the first year of the term of the class of directors for which such person is nominated) is ineligible for election as a director of the Corporation.

     The undersigned, the Assistant Secretary of the Corporation, hereby certifies that the foregoing Amendment Number 1 to Restated Bylaws of the Corporation was duly adopted by the Board of Directors of the Corporation on November 21, 2002.

/s/ Larry N. Paulsen
Larry N. Paulsen, Assistant Secretary